Exhibit 99(c)
                             SUBSCRIPTION AGREEMENT


         THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into effective February 28, 2005, by and among OCM GW Holdings, LLC, a Delaware limited liability company ("Seller"), Allan Keel ("Keel"), and certain other individuals as set forth on the signature page hereto (collectively with Keel, "Purchasers" and, individually, a "Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller owns in the aggregate 81,000 shares of the Series G Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of GulfWest Energy Inc. (the "Company").

         WHEREAS, Seller desires to sell to the Purchasers and the Purchasers desire to purchase from Seller 4,300 shares of the Preferred Stock, in the amounts set forth opposite such individual's name on Exhibit A, and on the date set forth above Seller has committed to sell, and Purchasers have committed to Buy, such amounts.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Sale of Stock. Subject to the terms and conditions of this Agreement, and the representations and warranties herein contained, Seller hereby agrees to sell, and each Purchaser, severally and not jointly, hereby agrees to purchase, the shares of Preferred Stock (the "Preferred Shares") as set forth on Exhibit A for the consideration hereinafter described.

2. Consideration. The purchase price to be paid by Purchasers and received by Seller for the Preferred Shares shall be $500.00 per share (the "Purchase Price") payable in accordance with Section 3(B). Each Purchaser shall pay that portion of the Purchase Price set forth on Exhibit A opposite such Purchaser's name.

3. Closing.

         (A) Closing Date. The closing (the "Closing") shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002. The date of the Closing shall be February 28, 2005 and shall herein be referred to as the "Closing Date."

         (B) Payment of Purchase Price. The Purchase Price shall be payable to Seller as set forth on Exhibit A at the Closing in the form of wire transfers or other method as may reasonably acceptable to Seller of immediately available funds in the appropriate amounts by each Purchaser to Seller to the account of Seller, written notice of which account shall have been provided to Purchasers.

         (C) Seller's Closing Documents. Seller shall deliver, or cause to be delivered, to the Purchasers at Closing stock certificates for the applicable number of shares purchased hereunder accompanied by appropriate stock transfer powers duly executed by Seller.

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         (D) Purchaser's  Closing  Documents.  Each Purchaser shall deliver,  or cause to be delivered, to Seller at the Closing that portion of the Purchase Price owed by such Purchaser to Seller as set forth on Exhibit A.

         (E) Each Purchaser's Obligations to Close Independent. The failure of any Purchaser to perform the transactions contemplated hereby shall not affect any other Purchaser's obligation to close on the Closing Date or to be bound by the provisions of this Agreement.

4. Representations, Warranties and Covenants of Purchasers. Each Purchaser, individually and not jointly, hereby represents and warrants and covenants to Seller as of the Closing Date, as follows:

         (A) Purchaser has full legal power, right and authority to execute this Agreement and to perform his obligations hereunder and has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of Purchaser's obligations hereunder, and the consummation of the transactions contemplated herein.

         (B) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute (or with due notice or lapse of time or both would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Purchaser or any of his properties is bound, (ii) result in the violation of any statute, law, order, rule or regulation applicable to Purchaser of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction,
(iii) result in the creation or imposition of any lien or encumbrance upon Purchaser or any of his properties, or (iv) require any consent, approval, notification, waiver or other similar action from any third party.

         (C) Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act");

         (D) Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of Purchaser's investment in the Company and it is able financially to bear the risks thereof;

         (E) Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Preferred Shares to be purchased by Purchaser under this Agreement;

         (F) Purchaser further has had an opportunity to ask questions and receive answers from the Company and/or Seller regarding the terms and conditions of the offering of the Preferred Shares and to obtain additional information necessary to verify any information furnished to Purchaser or to which Purchaser had access;

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         (G) the  Preferred  Shares  being  purchased  by  Purchaser  are  being acquired for Purchaser's own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act;

         (H) Purchaser understands that (i) the Preferred Shares have not been registered under the Securities Act because of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) the Preferred Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) the Preferred Shares will bear the legends to such effect set forth in (J);

         (I) Without in any way limiting the representations set forth above, Purchaser agrees not to make any disposition of all or any portion of the Preferred Shares unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) Purchaser has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition and any other required documentation, and, at the expense of the Company, in the case of clause (ii), an opinion of counsel if required by the Company in its discretion;

         (J) Accordingly, each Purchaser acknowledges that a copy of this Agreement has been delivered to the Company and that Seller has requested of Company that the certificates evidencing the Preferred Shares purchased hereunder will bear a legend substantially similar to the following:

           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

           THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUBSCRIPTION AGREEMENT, DATED FEBRUARY 28, 2005, WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH SHARES. NO REGISTRATION OR TRANSFER OF ANY SHARES REPRESENTED BY THIS CERTIFICATE WILL BE MADE ON THE COMPANY'S BOOKS UNLESS SUCH RESTRICTIONS HAVE BEEN COMPLIED WITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GULFWEST ENERGY INC. AND WILL BE FURNISHED UPON REQUEST TO ANY HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

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5.  Representations  and  Warranties  of Seller.  Seller hereby  represents  and warrants to Purchasers as of the Closing Date, as follows:

         (A) Seller has the relevant entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has taken all actions necessary to authorize the execution and delivery of the Agreement, the performance of Seller's obligations hereunder, and the consummation of the transactions contemplated herein.

         (B) Subject to the  accuracy  of each  Purchaser's  representations  in
Section 4, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute (or with due notice or lapse of time or both would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Seller or any of its properties is bound, (b) result in the violation of any statute, law, order, rule or regulation applicable to Seller of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction, (c) result in the creation or imposition of any lien or encumbrance upon Seller or any of its properties, or (d) require any consent, approval, notification, waiver or other similar action from any third party.

6. Conditions Precedent to Obligations of Seller. The obligations of Seller hereunder are subject to the following conditions precedent:

         (A) Performance. Each covenant and agreement of each Purchaser set forth in this Agreement to be performed on or before the Closing Date shall have been duly performed in all material respects.

         (B) No Violation of Statutes, Orders, etc. There shall not be in effect any statute, rule, or regulation which makes it illegal for Seller to consummate the transactions contemplated hereby, or any order, decree, or judgment enjoining Seller from consummating the transactions contemplated hereby.

         (C)   Representations   and   Warranties   True   and   Correct.    The
representations and warranties of each Purchaser contained in this Agreement shall have been true and correct in all material respects.

7. Conditions Precedent to Obligations of the Purchasers. The obligations of the Purchasers hereunder are subject to the following conditions precedent:

         (A) Performance. Each covenant and agreement of Seller set forth in this Agreement to be performed on or before the Closing Date shall have been duly performed in all material respects.

         (B) No Violation of Statutes, Orders, etc. There shall not be in effect any statute, rule, or regulation which makes it illegal for such Purchaser to consummate the transactions contemplated hereby, or any order, decree, or judgment enjoining consummation of the transactions contemplated hereby.

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(C)  Representations  and Warranties True and Correct.  The  representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects.

8. Indemnification.

         (A) Each Purchaser, severally and not jointly, shall indemnify and hold Seller and its officers, directors, agents, attorneys, employees and affiliates harmless from any damage, claim, liability or expense, including, without limitation, reasonable attorneys' fees (collectively "Damages"), arising out of or relating to the breach of any warranty, representation, covenant or agreement of such Purchaser contained in this Agreement.

         (B) Seller shall indemnify and hold each Purchaser and their respective agents, attorneys, employees and affiliates harmless from any Damages arising out of or relating to the breach of any warranty, representation, covenant or agreement of Seller contained in this Agreement.

9. Transfers of Preferred Stock.

         (A) Keel agrees that he shall not, directly or indirectly, in one transaction or a series of related transactions, for a period of two years from the date hereof, transfer, sell, assign, mortgage, hypothecate, pledge, create a security interest in or lien upon, encumber, donate, contribute, place in trust (including a voting trust) or otherwise voluntarily or involuntarily dispose of ("Transfer") any of Keel's Preferred Stock unless such Transfer (i) is effected in accordance with Sections 9, 10, or 11 or (ii) constitutes a Permitted Transfer, subject to the prior written consent of the Oaktree Parties which may be granted or withheld in their sole and absolute discretion. After the expiration of such two year period, Transfers of Preferred Stock shall be subject to Section 12; to the extent Section 12 would not apply to a Transfer of Preferred Stock, Keel agrees that any transferee receiving Preferred Stock must agree in writing to be bound by all of the provisions and conditions of this Agreement as a party hereto in the capacity of Keel.

                  "Oaktree Parties" means Oaktree Capital Management, LLC, Seller, OCM Principal Opportunities Fund III, L.P., OCM Principal Opportunities Fund IIIA, L.P. and each of their respective Permitted Transferees and affiliates.

                  "Permitted Transfer" means the Transfer of Preferred Stock to a Permitted Transferee who has agreed in writing to be bound by all of the provisions and conditions of this Agreement as a party hereto in the capacity of a Purchaser.

                  "Permitted Transferee" means (a) as to a Person other than a natural Person, (i) any general partner or managing member of such Person, or
(ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such Person, its general partner or managing member as a vehicle for purposes of making investments and (b) as to any natural Person, (i) such Person's spouse, his siblings, or other immediate family members or any of their respective lineal descendants ("Beneficiaries"), (ii) any trust, corporation, limited liability company, partnership or other entity which was organized, formed or incorporated for the benefit of such Person's Beneficiaries and whose voting control is vested in such Person or its Beneficiaries or in a Person reasonably acceptable to the Oaktree Parties, or (iii) any bona fide recognized charity or charitable organization.

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                  "Person"  means  any  natural  Person,  corporation,   limited
liability  company,  limited  partnership,   general  partnership,  joint  stock
company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

         (B)  Any  purported   Transfer  of  the  Preferred  Stock  by  Keel  in
contravention of this Agreement shall be null and void and of no force and effect whatsoever.

         (C) The foregoing notwithstanding, except as contemplated by Section 11 or 12, in no event shall any of the following constitute a Transfer of shares of Preferred Stock for purposes of Section 9 or be subject to the terms hereof: (i) an exchange, reclassification or other conversion of all shares of Preferred Stock on an equivalent basis into any cash, securities or other property pursuant to a merger, consolidation or recapitalization of the Company or any of its subsidiaries (and in which event the rights and obligations of the parties shall survive such merger, consolidation or recapitalization, as the case may
be) with, or Transfer by the Company or any of its subsidiaries of all or substantially all its assets to, any Person; or (ii) an exercise, exchange, redemption or conversion of Preferred Stock into shares of common stock in accordance with the terms thereof.

10. Tag Along Rights.

         (A) If Seller and/or any Oaktree Party proposes to Transfer any shares of Preferred Stock (such Person or Persons, "Transferor"), which represent more than 10% of the common stock outstanding on a fully diluted basis as of such date, in a single transaction or series of related transactions (a "Tag Along Transaction"), to any third party other than another Oaktree Party, then such Transferor shall offer (a "Tag Along Offer") to each Purchaser the right to include in such proposed sale a number of shares of Preferred Stock, not to exceed, in respect of any such Purchaser, that number of shares of Preferred Stock determined by application of the following formula: (i) the number of all shares of Preferred Stock to be sold by the Transferor in the Tag Along Transaction, multiplied by (ii)(A) the number of shares of Preferred Stock held by such Purchaser divided by (B) the number of shares of Preferred Stock held by all Purchasers that elect to sell in the Tag Along Transaction, plus those of the Transferor.

         (B) The Transferor shall give written notice to each Purchaser of the Tag Along Offer (the "Tag Along Notice") at least 20 days before the expected consummation of the Tag Along Transaction. The Tag Along Notice shall specify the proposed transferee, the number of shares of Preferred Stock to be transferred to such transferee, the amount and type of consideration to be received therefor and the place and date on which the Tag Along Transaction is to be consummated. Each Purchaser who wishes to include shares in the Tag Along Transaction in accordance with the terms of this Section 10 shall so notify the Transferor not more than 10 days after its receipt of the Tag Along Notice. The Tag Along Offer shall be conditioned upon the Transferor's Transfer of shares of Preferred Stock in the Tag Along Transaction and with the transferee named therein. If any Purchaser accepts the Tag Along Offer (each such Purchaser, a "Tag Along Seller"), the Transferor shall reduce to the extent necessary the number of shares of such Preferred Stock it otherwise would have sold in the Tag Along Transaction so as to permit each Tag Along Seller to Transfer the number of shares of such Preferred Stock that they are entitled to Transfer under this
Section 10, and the Transferor and each Tag Along Seller shall Transfer the number of shares of such Preferred Stock specified in the Tag Along Offer to the proposed transferee in accordance with the terms of the Tag Along Transaction set forth in the Tag Along Notice and receive the same consideration per share.

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         (C) Only  shares  of  Preferred  Stock may be  included  in a Tag Along
Transaction.

         (D) No Transfer may be made by the Transferor under this Section 10 unless, contemporaneously therewith, all Tag Along Sellers electing to participate in such Tag Along Transaction receive the amounts to which they are entitled under this Section 10. Each Tag Along Seller pursuant to this Section 10 shall be obligated to join on a pro rata basis (based on the number of shares of Preferred Stock to be sold) in any indemnification or other obligations that are part of the terms and conditions of such Tag Along Transaction (other than any such obligations that relate specifically to a particular Purchaser, such as indemnification with respect to representations and warranties given by a Purchaser regarding such Purchaser's title to and ownership of Preferred Stock).

11. Drag-Along Rights.

         (A) Notwithstanding any other provision in this Agreement, if Seller and/or one or more Oaktree Parties (such Person or Persons, "Seller") proposes to Transfer (other to another Oaktree Party) shares of Preferred Stock representing (a) more than 50% of the total voting power represented by the outstanding capital stock (including the Preferred Stock) then outstanding and normally entitled to vote in the election of directors of the Company ("Voting Stock") or (b) more than 50% of the total voting power represented by the outstanding Voting Stock of the Company and other securities of the Company having the right to vote upon the satisfaction of any condition or the occurrence of any contingency or event, including the exercise, exchange or conversion of the security for or into any other security (the Preferred Stock being Transferred being referred to as the "Seller Stock"), to any third party (a "Drag Along Third Party") pursuant to a bona fide offer to acquire shares of Preferred Stock (whether in the form of a purchase of shares of Preferred Stock, merger, consolidation, exchange, business combination, recapitalization or otherwise) made by an unrelated Person which has the demonstrable financial ability to consummate such a transaction ("Bona Fide Offer"), then Seller shall have the right, subject to the provisions of this Section 11, to require all Purchasers (collectively, the "Drag Along Sellers") to include in such Transfer (a "Required Sale") a portion of each such Drag Along Seller's shares of Preferred Stock (the "Drag Along Stock") by delivering notice (the "Drag Along Notice") to the Drag Along Sellers. The portion that each Drag Along Seller shall be required to include in the Required Sale shall equal the product of (i) the percentage of the Preferred Stock held by Seller that it proposes to Transfer (expressed as a percentage), divided by 100, and (ii) the aggregate number of shares of Preferred Stock held by such Drag Along Seller.

         (B) The Drag Along Notice shall set forth: (i) the date of such notice (the "Drag Along Notice Date"); (ii) the name and address of the Drag Along Third Party; (iii) the proposed amount and type of consideration to be paid per share of Preferred Stock for the Seller Stock, and a description in reasonable detail of the terms and conditions of payment offered by the Drag Along Third Party, together with written proposals or agreements, if any, with respect thereto; (iv) the aggregate number of shares of Seller Stock; and (v) the proposed date of the Required Sale (the "Drag Along Date"), which shall be not less than 20 nor more than 180 days after the Drag Along Notice Date.

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         (C) The Drag Along Sellers shall cooperate in good faith with Seller in connection with consummating the Required Sale (including the giving of consents and the voting of any shares of capital stock held by the Drag Along Sellers to approve the Required Sale). On the Drag Along Date, each of the Drag Along Sellers shall deliver, free and clear of all liens, claims or encumbrances, and on the same terms and conditions applicable to Seller's sale of the Seller Stock, a certificate or certificates and/or other instrument or instruments for all of its shares of Preferred Stock being sold, duly endorsed and in proper form for transfer, with the signature guaranteed, to the Drag Along Third Party in the manner and at the address indicated in the Drag Along Notice, and Seller shall cause each Drag Along Seller's share of the purchase price to be paid to such Drag Along Seller. Seller and the Drag Along Sellers shall all receive the same consideration per share. No Transfer may be made by Seller under this
Section 11 unless, contemporaneously therewith, all Drag Along Sellers in such Required Sale receive the amounts to which they are entitled under this Section
11. Each Drag Along Seller pursuant to this Section 11 shall be obligated to join on a pro rata basis (based on the number of shares of Preferred Stock to be sold) in any indemnification or other obligations that are part of the terms and conditions of such Required Sale (other than any such obligations that relate specifically to a particular Purchaser, such as indemnification with respect to representations and warranties given by a Purchaser regarding such Purchaser's title to and ownership of Preferred Stock).

12. Right of First Offer. Subject to the terms and conditions in this Section 12, after the date of this Agreement (or, with respect to Keel, after the two year anniversary of the date hereof (immediately after the lapse of the Transfer restrictions in Section 9)), each Purchaser hereby grants to Seller (or such Oaktree Party designated by Seller) (the "Rights Holder") a right of first offer with respect to offers to sell Preferred Stock. To the extent this Section 12 would not apply to a Transfer of Preferred Stock, each Purchaser agrees that any transferee receiving Preferred Stock must agree in writing to be bound by all of the provisions and conditions of this Agreement as a party hereto in the capacity of Purchaser. Each time each such Purchaser determines to Transfer his Preferred Stock for cash or other consideration, such Purchaser (the "RFO Selling Purchaser") will first offer the Rights Holder the right to purchase such Preferred Stock proposed to be Transferred (the "RFO Preferred Stock") in accordance with the following provisions:

         (A) Such RFO Selling Purchaser shall deliver a notice by certified mail (the "Offer Notice") to the Rights Holder stating (i) it has determined to dispose of the RFO Preferred Stock, (ii) the number of shares of RFO Preferred Stock proposed to be disposed of, and (iii) the per share price and terms upon which Purchaser desires to dispose of such RFO Preferred Stock.

         (B) By written notification received by the RFO Selling Purchaser within 20 days after giving of the Offer Notice (the "Offer Period"), the Rights Holder may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such RFO Preferred Stock as that proposed to be disposed of by the RFO Selling Purchaser and set forth in the Offer Notice. If part of all of the consideration proposed to be paid for the RFO Preferred Stock as stated in the Offer Notice is other than cash, the price stated in such Offer Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Offer Notice, plus the fair market value of the non-cash consideration, determined in good faith by Seller.

         (C) In the notice of election made by the Rights Holder pursuant to paragraph (B) above, the Rights Holder shall state whether it has agreed to purchase all the RFO Preferred Stock set forth therein or a lesser number, and if a lesser number, how many shares.

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         (D) Any notice by the Rights  Holder to purchase  RFO  Preferred  Stock shall be binding on the Rights Holder except to the extent otherwise provided in this Section 12.

         (E) With respect to those shares of RFO Preferred Stock that are not subscribed by the Rights Holder, (a) the RFO Selling Purchaser shall have 60 days following the expiration of the Offer Period to sell or enter into an agreement to sell such RFO Preferred Stock to a third party at a price not less than, and upon terms no more favorable to such third party than those specified in the Offer Notice, (b) if the Rights Holder has exercised its right to purchase less than all RFO Preferred Stock pursuant to this Section 12 it shall not be obligated to consummate such purchase unless and until any remaining shares of RFO Preferred Stock set forth in the Offer Notice not elected to be purchased by the Rights Holder have actually been sold in accordance with the terms set forth in the Offer Notice, in which event a closing with respect to both the purchase by such Rights Holder and such third party shall occur simultaneously, and (c) the third party transferee must agree in writing to be bound by the terms and provisions of this Agreement as a Purchaser. If such Purchaser does not sell such RFO Preferred Stock referred to in the Offer Notice within such 60 day period or the agreement entered into with respect to such RFO Preferred Stock within such 60 day period is not consummated within 30 days of the execution thereof, the RFO Selling Purchaser shall not thereafter Transfer any Preferred Stock without first again offering such securities to the Rights Holder in the manner provided above.

13. Right to Require Conversion. At any time Seller and/or any Oaktree Party converts any or all of the Preferred Stock held by it into common stock, Seller (or such other Oaktree Party designated by Seller) may, by giving written notice to the Purchasers, require each Purchaser to convert a percentage of the Preferred Stock held by such Purchaser into common stock equal to the percentage of Preferred Stock converted by Seller and such other Oaktree Parties based on their total holdings of Preferred Stock immediately prior to such conversion. Each such Purchaser receiving such notice of conversion shall convert the required number of shares of Preferred Stock into common stock within 10 days of notice thereof subject to any limits on conversion imposed by the Company's charter.

14. Spouses. Each party hereto who is a natural person and each of their respective spouses, by their execution of this Agreement, (a) evidence that they are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property or similar marital property interest in the Preferred Stock that they may now or hereafter own and (b) agree that termination of their marital relationship with any individual party hereto for any reason shall not have the effect of removing any such Preferred Stock otherwise subject to this Agreement from coverage hereof. Each party hereto who is a natural person further agrees that he or she shall cause his or her spouse (and any subsequent spouse) to execute and deliver, within 30 days after the request of Seller, their written agreement to be bound by the terms and provisions hereof, in a form and substance satisfactory to Seller, if such spouse is not a signatory hereto in such capacity.

15. Miscellaneous.

(A) Survival. Except as otherwise set forth herein, the representations, warranties, covenants, and obligations of the parties hereto contained in this Agreement shall survive the Closing. After all shares of Preferred Stock have converted into common stock, the provisions of Sections 9, 10, 11, 12 and 13 shall be of no further force or effect, provided that such Sections shall not apply in any case to any shares of common stock acquired by Purchaser upon conversion of Preferred Stock.

(B) No Tax Representations or Warranties. Seller and Purchasers acknowledge that no representation or warranty with respect to the tax consequences of the Agreement and the transactions contemplated therein have been made by Seller to Purchasers. Purchasers are responsible for consulting, if they so desire, with their own tax advisor regarding the tax consequences to them of the Agreement and the transactions contemplated herein.

(C) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(D) Amendment; Waiver. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(E) Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

                  (i) If to Holdings:

                  c/o Oaktree Capital Management, LLC
                  333 South Grand Avenue, 28th Floor
                  Los Angeles, California 90071
                  Attention: B. James Ford
                  Telecopier: (213) 830-6394

                  with a copy to (which does not constitute notice):

                  Akin Gump Strauss Hauer & Feld LLP
                  1111 Louisiana Street, 44th Floor
                  Houston, Texas 77002
                  Phone: (713) 220-5200
                  Fax: (713) 236-0822
                  Attn:  Julien Smythe

                  (ii) If to a Purchaser, at the address set forth on the signature page hereto.

         (F) Oaktree Parties. For administrative convenience, any notice or other communication to any Oaktree Party shall be deemed given, subject to
Section 15(E), upon delivery to the care of Oaktree Capital Management, LLC, and any right or obligation of any Oaktree Party may be exercised or discharged, as applicable, by Oaktree Capital Management, LLC on behalf any or all Oaktree Parties.

         (G) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, governmental body, arbitrator not to be enforceable in accordance with its terms, the parties agree that the court, governmental body, arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

         (H) Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words "include," "includes" and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has breached, will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

         (I) No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, all representations, warranties, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

         (J) Governing Law. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

         (K) Descriptive Headings. The section and subsection headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

         (L) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         (M)  Successors  and  Assigns.   This  Agreement  and  the  rights  and
obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         (N) Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other agreement or document to be executed or delivered pursuant hereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

         (O) Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of capital stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

         (P) Merger. The parties acknowledge that it is intended that the Company merge into a Delaware corporation in connection with the transactions contemplated by the Subscription Agreement, dated February 25, 2005, between Seller and the Company. This Agreement shall survive such merger and shall apply to such Delaware corporation and its capital stock without any further action on the part of the parties.


                            (SIGNATURE PAGE FOLLOWS)

                             (SUBSCRIPTION AGREEMENT
                                 SIGNATURE PAGE)


           IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first written above.


                                       SELLER:

                                       OCM GW HOLDINGS, LLC

                                       By: OCM Principal Opportunities Fund III,
                                       L.P., its managing member

                                       By: OCM Principal Opportunities Fund III
                                       GP, LLC, its general partner

                                       By: Oaktree Capital Management, LLC, its
                                       managing partner


                                             By:/s/ Stephen A. Kaplan
                                                --------------------------------
                                                 Name: Stephen A. Kaplan
                                                 Title: Principal

                             (SUBSCRIPTION AGREEMENT
                                 SIGNATURE PAGE)


                                                PURCHASERS:

                                                /s/ Allan Keel
                                                --------------------------------
                                                Allan Keel, individually


                                                /s/ Robert Blevins
                                                --------------------------------
                                                Robert Blevins, individually


                                                /s/ Greg Pipkin
                                                --------------------------------
                                                Greg Pipkin, individually


                                                /s/ Jim Parkman
                                                --------------------------------
                                                Jim Parkman, individually


                                                /s/ Tom Petrie
                                                --------------------------------
                                                Tom Petrie, individually


                                                /s/ Jon Hughes
                                                --------------------------------
                                                Jon Hughes, individually


                                                /s/ Jonathan Linken
                                                --------------------------------
                                                Jonathan Linken, individually


                                                /s/ Tim Saxman
                                                --------------------------------
                                                Tim Saxman, individually


                                                /s/ Harry Perrin
                                                --------------------------------
                                                Harry Perrin, individually

                                                /s/ Martha P.W. Perrin
                                                --------------------------------
                                                Martha P.W. Perrin, individually


                                                /s/ Randy King
                                                --------------------------------
                                                Randy King, individually

                                    EXHIBIT A

      Individual                Preferred Shares           Purchase Price
      ----------                ----------------           --------------
      Allan Keel                600                        $300,000
      Robert Blevins            500                        $250,000
      Greg Pipkin               500                        $250,000
      Jim Parkman               500                        $250,000
      Tom Petrie                500                        $250,000
      Jon Hughes                500                        $250,000
      Jonathan Linken           500                        $250,000
      Tim Saxman                100                        $ 50,000
      Harry Perrin               50                        $ 25,000
      Martha P.W. Perrin         50                        $ 25,000
      Randy King                500                        $250,000
      Total                   4,300                      $2,150,000